UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)

Under the Securities Exchange Act of 1934

CVR Partners, LP
(Name of Issuer)

Common Units representing Limited Partner Interests
(Title of Class of Securities)

126633106

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106	13G	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CVR ENERGY, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 38,920,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 38,920,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,920,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.3% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 3 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 25,159,444
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 25,159,444
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,159,444
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.4% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 4 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE REFINING & MARKETING, INC..
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 25,159,444
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 25,159,444
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,159,444
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.4% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 5 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE NITROGEN FERTILIZERS, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 13,760,555
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 13,760,555
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,760,555
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.8% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 6 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE RESOURCES, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 38,920,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 38,920,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,920,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.3% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 126633106	13G	Page 7 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CL JV HOLDINGS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 26,309,920
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 26,309,920
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,309,920
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.0% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 126633106	13G	Page 8 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE TERMINAL, INC..
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 190,708
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 190,708
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,708
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 9 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE PIPELINE, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 190,708
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 190,708
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,708
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 10 of 18 Pages
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) COFFEYVILLE CRUDE TRANSPORTATION, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 381,416
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 381,416
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 381,416
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (1) (1) Based on 73,078,048 Common Units issued and outstanding as of October 29, 2013
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1. (a)	Name of Issuer:

CVR PARTNERS, LP

Item 1. (b)	Address of Issuer’s Principal Executive Offices:

2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479

Item 2. (a)	Name of Person Filing:

This statement is being filed by and on behalf of CVR ENERGY, INC., COFFEYVILLE REFINING & MARKETING HOLDINGS, INC. (“CRM Holdings”), COFFEYVILLE REFINING & MARKETING, INC. (“CRM”), COFFEYVILLE NITROGEN FERTILIZERS, INC. (“CNF”), COFFEYVILLE RESOURCES, LLC (“CRLLC”), CL JV HOLDINGS, LLC (“CL JV”), COFFEYVILLE TERMINAL, INC. (“CT”), COFFEYVILLE PIPELINE, INC. (“CP”) and COFFEYVILLE CRUDE TRANSPORTATION, INC. (“CCT”). CNF and CRM Holdings are direct, wholly-owned subsidiaries of CVR Energy. CRM is a direct, wholly-owned subsidiary of CRM Holdings. CT, CP and CCT are direct, wholly-owned subsidiaries of CRM. CRM owns 69% of the outstanding equity interests in CL JV, and CNF owns 31% of the outstanding equity interests in CL JV. CL JV directly owns 67.6% of the outstanding equity interests in CRLLC, CNF directly owns 14.4% of the outstanding equity interests in CRLLC, CRM directly owns 16.04% of the outstanding equity interests in CRLLC, CT directly owns .49% of the outstanding equity interests in CRLLC, CP directly owns .49% of the outstanding equity interests in CRLLC, and CCT directly owns .98% of the outstanding equity interests in CRLLC.

38,920,000 Common Units are beneficially owned directly by CRLLC. All other filers reporting on this statement beneficially own Common Units indirectly through their ownership of CRLLC equity.

Item 2. (b)	Address of Principal Business Office or, if None, Residence:

2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479

Item 2. (c)	Citizenship:

CVR ENERGY, INC. - Delaware
COFFEYVILLE REFINING & MARKETING HOLDINGS, INC. - Delaware
COFFEYVILLE REFINING & MARKETING, INC. - Delaware
COFFEYVILLE NITROGEN FERTILIZERS, INC. - Delaware
COFFEYVILLE RESOURCES, LLC - Delaware
CL JV HOLDINGS, LLC - Delaware
COFFEYVILLE TERMINAL, INC. - Delaware
COFFEYVILLE PIPELINE, INC. - Delaware
COFFEYVILLE CRUDE TRANSPORTATION, INC. - Delaware

Item 2. (d)	Title of Class of Securities:

Common Units representing Limited Partner Interests of CVR Partners, LP (“Common Units”)

Item 2. (e)	CUSIP Number:

126633106

Item 3.

Not applicable.

Item 4.	Ownership:

The information contained in Items 5 through 11 on the cover pages hereto (pages 2 through 10 hereof) is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6.	Ownership of More than Five percent on Behalf of Another Person:

Shareholders of CVR Energy, Inc. indirectly participate in the receipt of distributions on, and proceeds from the sale of, the common units.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

For information responsive to this Item 7, please see Item 2(a).

Item 8.	Identification and Classification of Members of the Group:

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014

CVR ENERGY, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE NITROGEN FERTILIZERS, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES, LLC

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

CL JV HOLDINGS, LLC

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE TERMINAL, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE PIPELINE, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE CRUDE TRANSPORTATION, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated: February 13, 2014

CVR ENERGY, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE NITROGEN FERTILIZERS, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES, LLC

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

CL JV HOLDINGS, LLC

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE TERMINAL, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE PIPELINE, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer

COFFEYVILLE CRUDE TRANSPORTATION, INC.

By:	/s/ Susan M. Ball
Name:	Susan M. Ball
Title:	Chief Financial Officer and Treasurer